Exhibit 10.16

SUNGARD INSURED RECEIVABLES FACILITY

COLLECTION AGENT AGREEMENT

dated as of August 11, 2005

by and between

SUNGARD DATA SYSTEMS INC.,

as Collection Agent,

and

SUNGARD FUNDING LLC

SUNGARD INSURED RECEIVABLES FACILITY

COLLECTION AGENT AGREEMENT

This Collection Agent Agreement, dated as of August 11, 2005 is by and between SunGard Funding LLC, a Delaware limited liability company (“SunGard Funding”), and SunGard Data Systems Inc., a Delaware corporation (including its permitted assigns, “SunGard Parent” ) as initial Collection Agent (in such capacity, the “Collection Agent”). Unless defined elsewhere herein, capitalized terms used in this Agreement but not defined herein shall have the meanings assigned to such in Annex A to the Insured Receivables Credit Agreement, dated as of August 11, 2005, relating to the SunGard Insured Receivables Facility, by and among SunGard Funding LLC, a Delaware limited liability company, JPMorgan Chase Bank, N.A., as Administrative Agent, the Lenders and Funding Agents parties thereto, and the Insurer, as amended or modified from time to time (the “Credit Agreement”).

PRELIMINARY STATEMENTS

1. Certain Subsidiaries of SunGard Data Systems Inc. (such Subsidiaries, the “Sellers”) will from time to time convey Receivables to SunGard Financing LLC (“SunGard Financing”), as purchaser under the First Step Agreement.

2. SunGard Financing, as transferor, will from time to time convey such Receivables to SunGard Funding, as transferee, under the Second Step Agreement.

3. SunGard Funding desires to appoint SunGard Parent as the initial Collection Agent with respect to the Receivables, and SunGard Parent is willing to accept such appointment.

ARTICLE I

ADMINISTRATION AND COLLECTION

Section 1.1 Designation of Collection Agent; Removal and Replacement.

(a) Appointment as Collection Agent. The servicing, administration and collection of the Receivables shall be conducted by such Person (the “Collection Agent”) so designated from time to time in accordance with this Agreement, subject to clause (d) of this Section. SunGard Parent is hereby appointed as, and will perform the duties and obligations of, the Collection Agent pursuant to the terms of this Agreement.

(b) Delegation. SunGard Parent shall not delegate any of its duties or responsibilities as Collection Agent to any Person other than (i) the applicable Seller, (ii) a Person selected by SunGard Funding, and (iii) with respect to Charged-Off Receivables, outside collection agencies in accordance with its customary practices and the SunGard Financial Policy.

(c) Primarily Responsible. Notwithstanding the foregoing subsection (b), but subject to the following subsection (d), (i) SunGard Parent shall be and remain primarily liable to

SunGard Funding for the full and prompt performance of all duties and responsibilities of the Collection Agent hereunder and (ii) SunGard Funding shall be entitled to deal exclusively with SunGard Parent in matters relating to the discharge by the Collection Agent of its duties and responsibilities hereunder, but shall also be entitled to deal directly with any Person to whom duties are delegated under clause (b). SunGard Funding shall not be required to give notice, demand or other communication to any Person other than SunGard Parent in order for communication to the Collection Agent and its sub-servicer or other delegate with respect thereto to be accomplished. SunGard Parent, at all times that it is the Collection Agent, shall be responsible for providing any sub-servicer or other delegate of the Collection Agent with any notice given to the Collection Agent under this Agreement.

(d) Removal and Replacement; Termination. Upon the occurrence of a Collection Agent Default, SunGard Funding shall have the right to remove and replace SunGard Parent as Collection Agent. SunGard Parent will cooperate fully in transferring the books, records and functions of the Collection Agent to any successor Collection Agent. This Agreement will terminate on the date when all Obligations and Insurer Obligations under the Transaction Documents are paid in full.

Section 1.2 Duties of Collection Agent.

(a) The Collection Agent shall take or cause to be taken all such actions as may be necessary or advisable to collect, administer and service each Receivable from time to time, all in accordance with all the terms and provisions of this Agreement, applicable Law, rules and regulations, applicable customary and usual industry standards reflecting prudent management of similar assets, and in accordance with the SunGard Financial Policy, but without regard to any relationship the Collection Agent may have with any Obligor or any other Person who is a party to the Loan Documents. In the enforcement or collection of any such amount, the Collection Agent shall be entitled to sue thereon (1) in its own name or (2) if, but only if, SunGard Funding consents in writing (which consent shall not be unreasonably withheld), as agent for SunGard Funding subject, in either case, to the consent of the Controlling Party. In no event shall the Collection Agent be entitled to take any action which would make SunGard Funding a party to any litigation without the express prior written consent of SunGard Funding and the Controlling Party.

(b) The Collection Agent will instruct all Obligors to pay all Collections directly to a Lockbox, Lockbox Account or Collection Account and will cause each Lockbox Bank to remit amounts in each Lockbox into the Collection Account daily. SunGard Parent will cause all Collections in each Lockbox Account to be remitted daily to the applicable Lockbox Account, and will cause all Collections in each Lockbox Account to be reimitted daily to the Collection Account. The Collection Agent shall maintain in effect at all times a Control Agreement with each bank party to a Lockbox, Lockbox Account or Collection Account. In the case of any remittances received in any Lockbox, Lockbox Account or Collection Account that shall have been identified, to the satisfaction of the Collection Agent, to not constitute Collections or other proceeds of the Receivables, the Related Security or related Collections, the Collection Agent shall promptly remit such items to the Person identified to it as being the owner of such remittances. From and after any Early Amortization Date, SunGard Funding may request that the Collection Agent, and the Collection Agent thereupon promptly shall, instruct all

Obligors with respect to the Receivables, to remit all payments thereon to a new depositary account specified by SunGard Funding and, at all times thereafter, the Collection Agent shall not deposit or otherwise credit any funds to the Collection Account, but rather to such new depositary account. If any payments relating to Receivables are remitted directly SunGard Parent, SunGard Parent will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposited into a Collection Account within two (2) Business Days following receipt thereof, and, at all times prior to such remittance, such SunGard Parent will hold such payments in trust for the exclusive benefit of SunGard Funding.

(c) The Collection Agent may, in accordance with the SunGard Financial Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Collection Agent determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable, Defaulted Receivables or Charged-Off Receivable or limit the rights of SunGard Funding under this Agreement or any other Loan Document.

(d) The Collection Agent shall hold in trust for SunGard Funding all Records that (i) evidence or relate to the Receivables, the related Contracts and Related Security or (ii) are otherwise necessary or desirable to collect the Receivables and shall, as soon as practicable upon demand of SunGard Funding, make available to SunGard Funding all such Records, at a place selected by SunGard Funding.

(e) The Collection Agent will ensure that the Lockboxes, the Lockbox Accounts and the Collection Account will be free and clear of, and defend the Lockboxes, Lockbox Account and the Collection Account against, any writ, order, stay, judgment, warrant of attachment or attachment or Lien (other than a Lien under the Transaction Documents).

Section 1.3 Application of Payments. Any payment by an Obligor in respect of any receivable or other obligation owed by it to a Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or Law and unless otherwise instructed by SunGard Funding, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 1.4 Responsibilities of Collection Agent. Anything herein to the contrary notwithstanding, the exercise by SunGard Funding of its rights hereunder shall not release the Collection Agent from any of its duties or obligations with respect to any Receivables or under the related Contracts. SunGard Funding shall have no obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of the Collection Agent. For the benefit of each other party to the Transaction Documents, the Collection Agent will be bound by the obligations of the “Collection Agent” as used in each other Transaction Document relating to the SunGard Insured Receivables Facility.

Section 1.5 Reports.

(a) The Collection Agent shall prepare on behalf of and forward to the SunGard Funding a completed Monthly Report substantially in the form of Exhibit J to the

Credit Agreement with respect to each Monthly Period, not later than the Determination Date following the end of such Monthly Period, and deliver copies of it to SunGard Funding, and to the Administrative Agent for distribution to the Lenders, Funding Agents and the Insurer. Such Monthly Report shall include a copy of the magnetic tape, in the form of an electronic database or spreadsheet file, using database or spreadsheet software that is readily available to the Insurer, setting forth, as to each Receivable, Seller Related Security, Asset and/or SunGard Financing Related Security, the information required on Exhibit J to the Credit Agreement.

(b) Promptly upon receipt thereof, the Collection Agent shall deliver to the Administrative Agent and the Lenders copies of all schedules, financial statements or other similar reports delivered to or by a Seller, the Collection Agent, SunGard Funding, the Borrower or the Administrative Agent pursuant to the terms of any of the Transaction Documents, including all reports provided to either the Administrative Agent or any Lender pursuant to the Credit Agreement, (B) promptly upon request, such other data as the Insurer may reasonably request relating to the Transaction or to a Seller’s, the Collection Agent’s, the SunGard Funding’s or the Borrower’s ability to perform its obligations under the Transaction Documents and (C) all information required to be furnished to the Administrative Agent or the Lenders, as the case may be.

Section 1.6 Servicing Fees. In consideration of SunGard Parent’s agreement to act as Collection Agent hereunder, SunGard Funding agrees that, so long as SunGard Parent shall continue to perform as Collection Agent hereunder, SunGard Funding shall pay over to SunGard Parent a fee (the “Servicing Fee”) on each date specified in (and from funds available pursuant to) Section 2.03(c)(i) of the Credit Agreement, in arrears since the prior date of payment, equal to 0.50% per annum of the average aggregate Net Receivables Balance during such period, as compensation for its servicing activities.

Section 1.7 Protection of Secured Parties’ Rights and Collectibility of Receivables. The Collection Agent will take no action, nor omit to take any action, which could reasonably be expected to (a) materially adversely impair the rights, remedies or interests of SunGard Funding, the Administrative Agent, the Lenders or the Insurer under the Transaction Documents in respect of the Receivables and the other Collateral or (b) materially impair the collectibility of the Receivables.

Section 1.8 Performance and Compliance with Contracts and Receivables. The Collection Agent will, at its own expense, timely and fully perform and comply with the material provisions, covenants and other promises required to be observed by it under the Contracts and the Receivables.

Section 1.9 Payment of Taxes. The Collection Agent will pay or cause to be paid all Taxes that are shown to be due and payable on any tax returns which are required to be filed or on any assessments that may be made against the Collection Agent or any of its properties and all other taxes, fees or other charges that may be imposed on the initial Collection Agent or any of its properties by any Governmental Authority (other than those the amount or validity of which are contested in good faith by appropriate proceedings and with respect to which reserves required to conform with GAAP have been provided on the consolidated books of the Collection Agent).

Section 1.10 Notices. The Collection Agent shall give notice to the Indenture Trustee, promptly (and in no event later than five (5) Business Days) after becoming aware of the occurrence of any Collection Agent Default, Early Amortization Event, Event of Default or a breach of a representation or warranty related to the eligibility of any Receivable in any material.

Section 1.11 Insurance. The Collection Agent shall maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Collection Agent and its Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

ARTICLE II

INDEMNIFICATION

Section 2.1 Indemnities by the Collection Agent. (a) Without limiting any other rights that SunGard Funding may have hereunder or under applicable Law, the Collection Agent hereby agrees to indemnify (and pay upon demand), protect and hold harmless SunGard Funding and its respective assigns, and their officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all actions, suits, judgments, demands, damages, losses, claims, taxes, liabilities (including penalties), costs, expenses and for all other amounts payable, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against, incurred by arising out of or related to any of them arising out of the Collection Agent’s activities as Collection Agent hereunder excluding, however, in all of the foregoing instances:

(i) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification; or

(ii) Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor.

(b) Without limiting the generality of the foregoing indemnification, the Collection Agent shall indemnify the Indemnified Parties for Indemnified Amounts (including, without limitation, losses in respect of uncollectible Receivables, regardless of whether reimbursement therefor would constitute recourse to the Collection Agent) relating to or resulting from:

(i) the failure by the Collection Agent to comply with any applicable Law, rule or regulation with respect to any Receivable or Contract related thereto;

(ii) any failure of the Collection Agent to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other

Transaction Document or the breach of any of its representations and/or warranties hereunder or under any other Transaction Document (including, without limitation, the failure of any information or report delivered to a party to the Transaction Documents to be true, complete and correct when made or deemed to have been made);

(iii) the commingling of Collections of Receivables at any time with other funds or the failure to deposit amounts into the appropriate account pursuant to the Transaction Documents;

(iv) the omission or action, or allegation thereof, by the Borrower in connection with any registration or non-registration of the Notes under applicable securities laws;

(v) [reserved];

(vi) the occurrence of a Collection Agent Default, or event that with the giving of notice, the lapse of time and/or both would constitute a Collection Agent Default; or

(vii) the violation of any foreign, federal, state or local law, rule or regulation, or any judgment, order or decree applicable to it, which violation reasonably could result in a Material Adverse Effect, including, without limitation, the violation of any federal or state securities, banking or antitrust laws, rules or regulations.

Section 2.2 Reimbursement Obligations. Anything herein or in any Transaction Document to the contrary notwithstanding, the Insurer shall be entitled to full reimbursement from the Collection Agent for any payment made under the Policy arising as a result of either of the Collection Agent’s failure to pay or deposit an amount in respect of any Receivable, Seller Related Security, Asset and/or SunGard Financing Related Security or any other amount required to be paid or deposited pursuant to the Transaction Documents, together with interest on any and all such amounts remaining unreimbursed (to the extent permitted by law, if in respect of any such unreimbursed amounts representing interest) from the date such amounts became due until paid in full (after as well as before judgment), at a rate of interest equal to the Default Rate. SunGard Parent agrees to pay to the Insurer, on demand, any and all charges, fees, costs and expenses that the Insurer may reasonably pay or incur, including, but not limited to, attorneys’, accountants’ and other third parties’ fees and expenses and any filing fees and expenses, in connection with (i) the negotiation, execution, delivery and preparation of the Transaction Documents and any document or instruments delivered pursuant hereto or thereto and the transactions contemplated hereby or thereby, (ii) the enforcement, defense or preservation (including defending, monitoring or participating in any litigation or proceeding (including any bankruptcy or insolvency proceeding)) of any rights against the Collection Agent, any rights under this Agreement or any other Transaction Document to which the Collection Agent is a party or by which it is bound or any rights under any certificate, document or instrument delivered by the Collection Agent, (ii) any action, proceeding or investigation affecting the Collateral or the rights or obligations of the Insurer under the Policy or the Transaction Documents as a result of, related to or arising from the Collection Agent’s management thereof, servicing thereof or collection practices related thereto, including, without limitation, any judgment or settlement entered into affecting the Insurer or the Insurer’s interests,

(iii) any amendment, waiver or other action with respect to, or related to, this Agreement, whether or not executed or completed, (iv) any audit, dispute, disagreement, litigation or preparation for litigation involving this Agreement, any other Transaction Document, or any document or instrument delivered pursuant hereto or thereto and the transaction contemplated hereby or thereby (including, without limitation, perfection or protection of the Collateral) in each case to the extent related to or arising from the Collection Agent’s management thereof, servicing thereof or collection practices related thereto or (v) arising in connection with the replacement of the Collection Agent. Such payment or reimbursement shall be remitted after written demand therefor together with all reasonable out-of-pocket costs, expenses and disbursements, including attorney’s fees and expenses, and other costs, fees and expenses incurred by the Insurer in connection with the enforcement of its rights hereunder.

Section 2.3 In the event of any payment by the Insurer, each of the parties hereto agrees to accept the voucher or other evidence of payment provided by the Insurer as prima facie evidence of the propriety thereof and the liability, if any, described in Section 2.1 or Section 2.2. All payments to be made hereunder or under any other Transaction Document shall be made to the Indemnified Party in lawful currency of the United States of America in immediately available funds at the notice address for the Insurer as specified in the Credit Agreement on the date when due or as such Indemnified Party shall otherwise direct by written notice to the other parties hereto. Payments to be made to hereunder shall bear interest at the Default Rate from the date due to the date when paid.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Representations and Warranties of the Collection Agent. The Collection Agent hereby represents and warrants to SunGard Financing, as to itself, as of the date hereof, and as of the date of each Purchase, that:

Section 3.1 Corporate Existence and Power. The Collection Agent (a) is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Transaction Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 3.2 Power and Authority; Due Authorization Execution and Delivery. The execution, delivery and performance by the Collection Agent of each Transaction Document to which it is a party or by which it is bound, and the consummation of the Transactions, is within the Collection Agent’s corporate powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of the Collection Agent’s Organization Documents, (b) conflict with or result in any breach, default or contravention of, result in the acceleration of or require any payment to be made under (i) any Contractual Obligation (including, without limitation, any loan agreement, mortgage or indenture) to which the Collection Agent is a party or by which it is bound or affecting the Collection Agent or the properties of the Collection Agent or (ii) any material order, injunction, writ or decree of any Governmental Authority or any judicial or arbitral award to which the Collection Agent or its property is subject, (c) violate any material Law or (d) result in the creation of any lien upon or in respect of any of its properties; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

Section 3.3 Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, the Collection Agent of this Agreement or any other Transaction Document, or for the consummation of the Transactions, (b) the perfection or maintenance of the Liens created under the Transaction Documents (including the priority thereof) or (c) the exercise by SunGard Funding of its rights or remedies under the Transaction Documents, except for (i) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (ii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 3.4 Binding Effect. This Agreement and each other Transaction Document to which it is a party has been duly executed and delivered by the Collection Agent. This Agreement and each other Transaction Document to which it is a party constitutes, a legal, valid and binding obligation of the Collection Agent, enforceable against the Collection Agent in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

Section 3.5 Litigation. There are no actions, suits, proceedings, claims, disputes or investigations pending or, to the knowledge of the Collection Agent, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Collection Agent or against any of its properties, revenues or subsidiaries that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.6 Compliance with SunGard Financial Policy. The Collection Agent has complied in all material respects with the SunGard Financial Policy with regard to each Receivable and the related Contract, and has not made any change to such SunGard Financial Policy, except (i) those changes approved with the prior written consent of the Controlling Party, or (ii) such material changes as to which the Controlling Party has been notified in accordance with Section 5.1(a)(iii) of the Credit Agreement. The Collection Agent will not extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the SunGard Financial Policy.

Section 3.7 Early Amortization Events and Potential Early Amortization Events. No Early Amortization Event or Potential Early Amortization Event has occurred and is continuing.

Section 3.8 No Collection Agent Default. To the knowledge of the Collection Agent, neither a Collection Agent Default nor an Event of Default has occurred and is continuing.

Section 3.9 Location of Records, Marked Records. The offices at which the Collection Agent keeps its records concerning the Receivables, the Lockboxes the Lockbox Accounts, the Collection Account and the Related Collateral are located at the addresses set forth on Schedule B hereto. The records of the Collection Agent have been marked to indicate the conveyance of the Receivables to SunGard Funding and the interests of the Administrative Agent for the benefit of the Lenders and the Insurer.

ARTICLE IV

COVENANTS AND AGREEMENTS

Section 4.1 Compliance With Agreements and Applicable Laws. The Collection Agent shall comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 4.2 Existence. The Collection Agent shall preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05 of the Senior Credit Agreement and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or 7.05 of the Senior Credit Agreement.

Section 4.3 Compliance Certificate. The Collection Agent shall deliver to the parties to the Transaction Documents, at the time that the delivery of the financial statements is required pursuant to Section 9(b)(ii) of the Performance Undertaking, a certificate of one (or more) of its officers stating that:

(a) a review of the performance of the Collection Agent under the Transaction Documents to which it is a party during such period has been made under such officer’s supervision; and

(b) to the best of such officer’s knowledge following reasonable inquiry, no Collection Agent Default, or event or circumstance that with notice and/or the passage of time would constitute a Collection Agent Default, has occurred, or if any such default has occurred, specifying the nature thereof and, if the Collection Agent has a right to cure such default, stating in reasonable detail (including, if applicable, any supporting calculations) the steps, if any, being taken to cure such default or to otherwise comply with the terms of the agreement to which such default relates.

Section 4.4 Inspection Rights. SunGard Parent shall permit representatives and independent contractors of the Administrative Agent, each Lender and the Insurer to visit and inspect the properties of the Collection Agent, SunGard Parent, each Seller, SunGard Financing and the Borrower, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the reasonable expense of SunGard Parent and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to such Person; provided, however, that, (a) excluding any such visits and inspections during the continuation of a Potential Early Amortization Event or an Early Amortization Event, only the Administrative Agent, on behalf of the Lenders, and the Insurer, may exercise such rights and shall not exercise such rights more often than two (2) times during any calendar year and only one (1) such time shall be at the expense of SunGard Parent; and (b) when a Potential Early Amortization Event or an Early Amortization Event exists, the Administrative Agent, any Lender or the Insurer (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the SunGard Parent at any time during normal business hours and upon reasonable advance notice to SunGard Parent. In addition to the foregoing, SunGard Parent will allow the Funding Agents and the Insurer to perform a review of the SunGard Financial Policy, including a Receivables audit of the Collection Agent, SunGard Parent, each Seller, SunGard Financing and/or the Borrower performed by JPMorgan Chase Bank, N.A.’s Specialized Due Diligence Group or third party auditors reasonably acceptable to the Funding Agents and the Insurer, annually at the expense of SunGard Parent, and more frequently than annually at the expense of SunGard Parent upon the occurrence of an Early Amortization Event. Each of the Administrative Agent, the Lenders and the Insurer is an express third party beneficiary of this Section 4.4 and may enforce its rights under this Section 4.4 directly.

Section 4.5 Financing Statements and Further Assurances. The Collection Agent will cause to be filed all necessary financing statements or other instruments, and any amendments or continuation statements relating thereto, necessary to be kept and filed in such manner and in such places as may be required by law to preserve and protect fully the interest of the Administrative Agent in the Collateral. The Collection Agent will file or cause to be filed all UCC financing statements necessary for perfecting a first priority security interest of the Administrative Agent for the benefit of the Lenders and the Insurer in the Receivables, Seller Related Security, Assets and/or SunGard Financing Related Security by, or promptly following, the Closing Date. The Collection Agent shall, upon the reasonable request of the Insurer, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, within ten days of such request, such amendments hereto and such further instruments and take such further action as may be reasonably necessary to effectuate the intention, performance and provisions of the Transaction Documents.

Section 4.6 No Contest. The Collection Agent will not at any time in the future deny that this Agreement or any other Transaction Document to which it is a party constitutes its legal, valid and binding obligation.

Section 4.7 Repayment of Loans. The Collection Agent shall, and shall cause the Borrower to, instruct the Administrative Agent to surrender the Policy to the Insurer for cancellation upon the termination of the Credit Agreement and the repayment of the Loans and all other obligations thereunder.

Section 4.8 Servicing of Receivables. All Receivables, Seller Related Security, Assets and/or SunGard Financing Related Security will be serviced in compliance with this Agreement and the other Transaction Documents.

Section 4.9 Due Diligence. If in the Insurer’s reasonable judgment, circumstances so warrant, based on the performance of the Transaction (and the Insurer notifies the Collection Agent of such circumstances), the Insurer shall have the right, so long as it remains a Controlling Party, to conduct reviews of the Collection Agent’s practices as Collection Agent through reviews of the Receivables, Seller Related Security, Assets and/or SunGard Financing Related Security and reviews of origination, servicing and collection practices. Such due diligence shall be conducted at the expense of the Insurer and in a reasonable manner convenient to both the Collection Agent and the Insurer. This due diligence right is in addition to the access provided pursuant to Section 4.4 hereof.

Section 4.10 Change of Jurisdiction. The Collection Agent will notify the Administrative Agent and the Insurer of any change in the jurisdiction of organization of SunGard Parent, each Seller, the Collection Agent, the Transferor or the Borrower.

Section 4.11 Accuracy of Information. All information heretofore furnished by the Collection Agent or any of its Affiliates to SunGard Financing for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by the Collection Agent or any of their Affiliates to SunGard Financing will be, true and accurate in every material respect on the date such information is stated or certified.

Section 4.12 Maintenance of Licenses. The Collection Agent has had and shall maintain all licenses, permits, charters and registrations, the loss or suspension of which, or the failure to hold which, could reasonably be expected to result in a Material Adverse Change.

Section 4.13 Return of Policy. The Collection Agent shall instruct the Administrative Agent, and shall cause the Borrower to do the same, upon a retirement or other payment of all of the Loans, to surrender the Policy to the Insurer for cancellation.

ARTICLE V

MISCELLANEOUS

Section 5.1 Waivers and Amendments. No failure or delay on the part of SunGard Funding in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by Law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing with the consent of the Collection Agent and SunGard Funding. None of the parties hereto shall modify, waive or amend, or consent to any modification, waiver or amendment of, any of the terms, provisions or conditions of the Transaction Documents to which it is a party or by which it is bound without the prior written consent of the Insurer, and any such modification, waiver or amendment without the prior written consent of the Insurer shall be voice and of no force or effect.

Section 5.2 Bankruptcy Petition. Collection Agent, in its capacity as Collection Agent will not, before the date that is one year and one day after the payment in full of all Obligations, institute against, or join any other Person in instituting against, SunGard Financing, SunGard Funding or any creditor of SunGard Financing or SunGard Funding under any Debtor Relief Law.

Section 5.3 GOVERNING LAW. THIS UNDERTAKING SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS THEREOF OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 5.5 CONSENT TO JURISDICTION. ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY TRANSACTION DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY TRANSACTION DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY TO THIS AGREEMENT CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY TRANSACTION DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

Section 5.6 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY TRANSACTION DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY TRANSACTION DOCUMENT, OR

THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 5.5 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 5.7 Integration; Binding Effect; Survival of Terms.

(a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms.

Section 5.8 Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

Section 5.9 Consent to Assignment. The Collection Agent consents to the assignment by SunGard Funding of its right, title and interest under this Agreement to the Administrative Agent for the benefit of the Lenders and the Insurer. The Administrative Agent shall be entitled to exercise, without notice to or consent of SunGard Financing, any and all rights of SunGard Funding under this Agreement from time to time, but shall have not obligations under this agreement or any liability for any loss, expense, claim or damage incurred by or asserted against SunGard Funding by reason of act or omissions under this Agreement.

Section 5.10 Collateral Assignment; Third-Party Beneficiary. Each of the parties hereto hereby acknowledge and agree that all of the right, title and interest of SunGard Financing in, to and under this Agreement has been transferred to SunGard Funding LLC and that SunGard Funding LLC has collaterally assigned to the Administrative Agent (for the benefit of the Lenders and the Insurer) all of its right, title and interest in, to and under this Agreement.

Each reference herein to SunGard Financing shall include any and all of its assigns (including collateral assigns). Each of the parties hereto agrees that the Administrative Agent (for the benefit of the Lenders and the Insurer) constitutes an express third-party beneficiary with respect to this Agreement and shall be entitled to rely on and enforce all representations, warranties, covenants and agreements contained herein as if made directly to it (for the benefit of the Lenders and the Insurer) and as if it (for the benefit of the Lenders and the Insurer) were a party hereto.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

SUNGARD DATA SYSTEMS INC., as Collection Agent

By:	/s/ ANDREW P. BRONSTEIN
Name:	Andrew P. Bronstein
Title:	Vice President, Controller and Assistant Secretary

SUNGARD FUNDING LLC, as Member

By:	SunGard Financing LLC, its Member

By:	/s/ MICHAEL J. RUANE
Name:	Michael J. Ruane
Title:	President